EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Jabil Circuit, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-177559) and Form S-8 (Nos. 333-172458, 333-172457, 333-172443, 333-132721, 333-132720, 333-112264, 333-98291, 333-98299, 333-106123, 333-146577, 333-149277, 333-158291, 333-165921 and 333-158294) of Jabil Circuit, Inc. and subsidiaries of our report dated October 21, 2010, except with respect to Note 6 and Note 11b, as to which the date is as of October 27, 2011, with respect to the consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the year ended August 31, 2010, and the related financial statement schedule for the year ended August 31, 2010, which report appears in the August 31, 2012, annual report on Form 10-K of Jabil Circuit, Inc.

/s/ KPMG LLP

October 25, 2012

Tampa, Florida

Certified Public Accountants